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                                                                     EXHIBIT 5.1

                        [FAEGRE & BENSON LLP LETTERHEAD]

                                December 30, 2003


Piper Jaffray Companies
800 Nicollet Mall
Minneapolis, Minnesota 55402

         Re:  Piper Jaffray Companies
              2,000,000 Shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the offering of up to 2,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and associated preferred share purchase rights (the "Rights") (the Common Stock and Rights to be collectively referred to in this opinion as the "Shares"), of Piper Jaffray Companies, a Delaware corporation (the "Company"), pursuant to the Piper Jaffray Companies 2003 Long-Term Incentive Plan (the "Plan"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable. We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,

                                      /s/ FAEGRE & BENSON LLP

                                      Faegre & Benson LLP